Exhibit 99.1

WIRELESS AGE - APPOINTMENT OF NEW DIRECTORS

TORONTO, ONTARIO August 24, 2006 - Wireless Age Communications, Inc. (OTCBB:WLSA), a leading supplier of solutions to the Canadian wireless communications industry, announced today two newly appointed members of the Company’s Board of Directors.

Effective August 24, 2006, Mr. David Valliere and Mr. Glenn Poulos have been appointed as directors. Mr. Valliere will be considered an independent director. Mr. Glenn Poulos is President of the Company’s wholly owned subsidiary, mmwave Technologies Inc., and will therefore be considered an executive director.

Mr. Glenn Poulos, is a substantial shareholder of the Company, and the brother of Mr. Brad Poulos, is a seasoned wireless and telecommunications executive with over 15 years experience in such capacity. Mr. David Valliere, is currently an Associate Professor at the School of Business Management, Ryerson University and has served in several senior management and executive roles over the last 19 years with the Canadian banking industry, telecommunications and venture capital.

Mr. Brad Poulos, Chairman, President and CEO commented; “I would like to welcome David and Glenn to the Board of Directors, their appointments will satisfy our requirement to replace two departed directors earlier this year. Glenn through his operational responsibilities at mmwave will provide the Board with an additional dimension of knowledge as we aggressively grow that business unit. David’s vast business and academic experience and contacts will also make a substantial contribution to our Board.”

“I’d also like to assure everyone; we are working on a state of the nation address for the Agoracom website. In order to do justice to the task, I’ve asked all business unit executives to provide me with additional knowledge of their respective operations and thoughts as to our performance for the remainder of fiscal 2006. It’s going to take a little longer than anticipated. Meanwhile, I can comment that post-closing of the Barron financing in early August, operating levels have increased dramatically especially in the commercial business segment. August is shaping up to be an exceptional month. Our efforts arising from the new Vancouver regional operations centre are ramping up, we’ve received an indication of what is expected of us under the new contract and we expect to meet all operating plans in that area.”

For all Wireless Age investor relations needs, investors are asked to visit the Wireless Age IR Hub at http://www.agoracom.com/IR/WirelessAge where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to WLSA@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time.

About Wireless Age Communications Inc.

Wireless Age’s operations are segregated into two distinct segments, Retail and Commercial.

Retail:

Wireless Age retail outlets sell next generation wireless products and services to business and individual end users in Saskatchewan and Manitoba.

Commercial:

Within the Commercial segment, mmwave does specialty distribution and network engineering and integration, for carriers and manufacturers of communications equipment in Canada. Wireless Source distributes prepaid phone cards, wireless accessories, land mobile radios, batteries and ancillary electronics products to dealers throughout North America. Wireless Works operates broadband public access and private networks in Southern Ontario, and develops and deploys consumer and commercial products for those networks.

The company is a recognized leader in the wireless industry in Canada and is a member of the WiMax forum, as well as a very active member of the Canadian Wireless Telecommunications Association.

This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

CONTACT INFORMATION

Investor Relations

AGORA Investor Relations
http://www.agoracom.com/IR/WirelessAge
WLSA@Agoracom.com